Exhibit 10.4

RealPage 2017
Management Incentive Plan

Participant: ____________________	Division:	__________________________	Eligibility Date:	_________
Target Award % (1) _________

Criteria	Weight		Target (2) (3) (in millions)
		Min	Mid	Max
Corporate Revenue
Corporate EBITDA
Product Revenue
Product Profit
Individual Performance (5)

(1)Target Award % represents the percentage of base salary earned during the eligible portion of the year which is achieved at target.
(2)Each criterion has a target, a minimum, and a maximum. The target pays out at 100%. The minimum is 0% and the maximum is 200%.
(3)Corporate Revenue and EBITDA objectives are confidential and will not be disclosed until year end results are released. Divisional revenue and profit objectives may be disclosed, but should be kept strictly confidential. To assess how the company is doing, the company will disclose general range of financial to each plan type after quarterly earnings are released.
(4)Targets (including minimums and maximums) and awards may be adjusted by the compensation committee based on (i) risk assessment inherent in the target and (ii) special circumstances that were not anticipated when the targets were established.
(5)Achievement of strategic goals and initiatives identified in the individual’s plan as well as individual performance ratings and rankings will be used in the calculation of the individual rating.
The 2017 RealPage Management Incentive Plan (the “Plan”) is in effect from January 1, 2017 to December 31, 2017, and is intended to reward mid-level and senior managers with bonus compensation based on the achievement of corporate, group, departmental and individual objectives. To be eligible to earn bonus awards under this plan, a participant must:
i.be a regular, full-time employee by October 1, 2017;
ii.be a regular, full-time employee on the date of payment of each award;
iii.be a senior manager grade 13 or above;
iv.not be on another incentive plan; and
v.achieve an individual performance rating above 3.5.
In addition, to be eligible to receive a bonus, minimum 2017 Revenue and EBITDA objectives for the Company must be met.
Bonus awards will be prorated for the period of time the participant is a member of the plan; e.g., the bonus for a qualified manager hired/promoted on June 23rd would be prorated by 50%. Determination of how much is awarded to each participant is a function of up to five criteria. Achievement of objectives and goals will be determined by the Compensation Committee of the Board of Directors after considering recommendations made by the President. Possible ratings range from 0% to 200% for each category. Awards will be made when declared in cash less required taxes and withholdings.

Example
Assume annual base salary earned during the year for a manager is $100K. The target award for this individual is 20% of base salary. Participant in the plan is based on the following weightings:
Corporate Revenue    10%
Corporate EBITDA    15%
Divisional Revenue    20%
Divisional Profit    30%
Individual Performance    25%
The compensation committee of the Board of Directors determines corporate revenue is 100%. EBITDA achievement is also 100%. The division achieves both its revenue and profit goals at a 100% level. The employee’s individual performance achievement was worth 80% of the individual target. The bonus award for this individual would be computed as follows:
(1)Bonus based on corporate revenue achievement    =    $100,000 * .2 * .10 * 1.00    =    $ 2,000
(2)Bonus based on corporate EBITDA achievement    =    $100,000 * .2 * .15 * 1.00    =    $ 3,000
(3)Bonus based on divisional revenue achievement    =    $100,000 * .2 * .20 * 1.00    =    $ 4,000
(4)Bonus based on divisional profit achievement    =    $100,000 * .2 * .30 * 1.00    =    $ 6,000
(5)Bonus based on individual goals and initiatives    =    $100,000 * .2 * .25 * .80    =    $ 4,000
Total Award                        $19,000

Additional Terms and Conditions:
All payments under the Plan shall be subject to standard withholding policies of the Company, including, without limitation, withholding for Federal Income Tax, FICA, Medicare, etc.
The Plan may be modified or terminated from time to time or at any time by the Company or the Compensation Committee.
All participants in the Plan are employed “at will” and may be terminated at any time, at the sole discretion of the Company. The Plan does not constitute an employment agreement, nor does it constitute a guarantee of continued employment.
A participant must be employed by the Company as a regular full-time employee on the date of any payment under the Plan.
The Plan is an annual plan and is only effective for calendar year 2017. If objectives are achieved, payment is generally made by the end of the first quarter following the close of the plan year.
At the Company’s discretion, payments may be advanced periodically during the plan year. The total annual amount of the award shall be offset by any such advanced payments.
By executing this Plan, the undersigned acknowledges that (s)he has read the Plan, understands the Plan and agrees to be bound by the provisions of the Plan.

_______________________________________
Employee Name

_______________________________________
DATE